Exhibit 21.1

Subsidiaries of Keter Group SA

Name of Subsidiary	Jurisdiction of Formation/Organization

Keter Group B.V.	The Netherlands
Ketmex Mobiliario de Exteriores, S.A. de C.V.	Mexico
Keter Iberia SLU	Spain
Keter Poland Sp Zo.o.	Poland
Keter Benelux B.V.	The Netherlands
Curver Germany Gmbh	Germany
Keter UK Ltd	England
Keter Hungary Ltd	Hungary
Keter Luxembourg SARL	Luxembourg
Keter Belgium NV	Belgium
Keter Germany GmbH	Germany
Keter RUS	Russia
Jardin Netherlands BV	The Netherlands
Keter Holding France	France
Keter France SAS	France
ABM Sarl	France
Krona Resin (2016) Ltd.	Israel
Keter Home and Garden Products Ltd.	Israel
Keter Italia S.P.A.	Italy
Keter US Inc	Delaware
Adams Mfg. Corp	Pennsylvania
Resin Partners Inc	Delaware
Keter Canada Inc	Canada
Krona Tools Ltd. Keter Tools L.P	Israel Israel
Keter Ltd	England
Keter Europe Gardening B.V.	The Netherlands
Keter North America LLC	Delaware
I 4 Valley - Karmiel Incubator for Smart Industry Ltd	Israel
Israel Robotics Consortium for the Development of Intuitive Assembly Technologies in Industrial Applications (R.A.)	Israel
Circle Consortium (R.A.)	Israel